Exhibit 10(i)

Oil For America

Post Office Box 1154
Dickinson, ND 58602
Phone: 701-483-5982
Fax: 701-483-5984
www.oilforamerica.com

July 15, 2005

Phillip W. Ware
President
Coastal Petroleum Company
P. O. Box 609
Apalachicola, Florida 32329

          Re: Terms of the Lodgepole Play - Slope County, North Dakota

Dear Phil,

          We have discussed the assignment of 25,000 acres of our Slope County, North Dakota Assembly acreage to Coastal Petroleum Company. The following are the specific terms of the program:

1.	Oil For America (OFA) will assign the north and westerly 25,000 acres of its Slope County North Dakota Assembly acreage to Coastal Petroleum Company (CPC).

2.

OFA will also conduct its AIII Geochemical Analysis at one fourth of its standard rates on all Lodgepole Reef locations (one fourth being $500 per site), identified with its AI and AII Remote Sensing Technologies.

3.

CPC will: pay the sum of $50,000; pay any rentals that become due after December 31, 2005; drill the first well at its sole cost on or before December 31, 2005, subject to rig availability, weather and permits; have the option to continue with the remaining prospects, and if it decides to continue, drilling subsequent wells at its sole cost so that no more than 120 days elapses between the payout of one well and the commencement of the next, subject to rig availability, weather and permits; and assign to OFA at the time of payout a 25% working, 20% net revenue interest in each well, on a well by well basis.

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4.	At CPC’s request, OFA or its contract operator will drill and operate the wells subject to the terms of the example of the AAPL Joint Operating Agreement.

5.	The AFE is attached to this letter.

6.	The AI, AII, AIII and AIV Technologies are the exclusive property of OFA.

If these terms are acceptable to Coastal Petroleum Company, please sign this letter below indicating agreement and return it to Oil For America with a check for $50,000 and we will assign the 25,000 acres to Coastal Petroleum Company.

          Hopefully this will be another of hopefully a great many successful ventures between our two entities. If you have any questions, please call.

Sincerely,

/s/ Robert J. Angerer, Sr.

By: Robert J. Angerer, Sr.

          Coastal Petroleum Company agrees with the above terms. Please find our check for $50,000 to secure the assignment of the 25,000 acres and consummate the agreement.

Coastal Petroleum Company

/s/ Phillip W. Ware

By: Phillip W. Ware, President

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